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                        GULFTERRA ENERGY PARTNERS, L.P.
                  COMPUTATION OF EARNINGS TO FIXED CHARGES AND
                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN THOUSANDS)

                                                                    Exhibit 12.A


                                                          FOR THE
                                                         SIX MONTHS
                                                           ENDED                     FOR THE YEAR ENDED DECEMBER 31,
                                                       JUNE 30, 2003     2002         2001         2000         1999         1998
                                                       -------------  ---------    ---------    ---------    ---------    ---------
Earnings
    Pre-tax income (loss) from continuing operations     $  89,822    $  92,552    $  54,052    $  20,749    $  18,382    $     275
    Minority interest in consolidated subsidiaries              80          (60)         100           95          197           15
    Income from equity investees                            (6,303)     (13,639)      (8,449)     (22,931)     (32,814)     (26,724)
                                                         ---------    ---------    ---------    ---------    ---------    ---------

    Pre-tax income (loss) from continuing operations
      before minority interest in consolidated
      subsidiaries and income from equity investees         83,599       78,853       45,703       (2,087)     (14,235)     (26,434)

    Fixed charges                                           76,373       91,153       54,924       51,077       37,139       21,315
    Distributed income of equity investees                   8,230       17,804       35,062       33,960       46,180       31,171
    Capitalized interest                                    (4,462)      (5,571)     (11,755)      (4,005)      (1,799)      (1,066)
    Minority interest in consolidated subsidiaries             (80)          60         (100)         (95)        (197)         (15)
                                                         ---------    ---------    ---------    ---------    ---------    ---------
        Totals earnings available for fixed charges      $ 163,660    $ 182,299    $ 123,834    $  78,850    $  67,088    $  24,971
                                                         =========    =========    =========    =========    =========    =========
Fixed charges
    Interest and debt expense                            $  74,548    $  89,065    $  54,885    $  51,077    $  37,122    $  21,308
    Interest component of rent                               1,825        2,088           39            0           17            7
                                                         ---------    ---------    ---------    ---------    ---------    ---------
        Total fixed charges                              $  76,373    $  91,153    $  54,924    $  51,077    $  37,139    $  21,315
                                                         =========    =========    =========    =========    =========    =========
Ratio of earnings to fixed charges (1)                        2.14         2.00         2.25         1.54         1.81         1.17
                                                         =========    =========    =========    =========    =========    =========

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since we have no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

        For purposes of calculating these ratios: (i) "fixed charges" represent interest expensed and capitalized, including amortized premiums, discounts and capitalized expenses related to indebtedness; and an estimate of the interest within rental expenses and (ii) "earnings" represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income (loss) from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest and less minority interest in pretax income of subsidiaries that have not incurred fixed charges.